EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FIRST QUARTER NET INCOME
AND STRONG ORGANIC LOAN GROWTH

WAYNE, NJ – April 26, 2018 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2018 of $42.0 million, or $0.12 per diluted common share, as compared to the first quarter of 2017 earnings of $46.1 million, or $0.17 per diluted common share, and net income of $26.1 million, or $0.09 per diluted common share, for the fourth quarter of 2017. Net income for first quarter of 2018 included infrequent charges totaling $25.9 million ($19.1 million after-tax) which mainly consisted of $13.4 million of merger expenses related to our acquisition of USAmeriBancorp, Inc. ("USAB") effective January 1, 2018 and a $10.5 million increase in litigation reserves. The fourth quarter of 2017 results included infrequent charges of $21.1 million ($19.7 million after-tax) mainly due to the impact of the Tax Cuts and Jobs Act ("the Tax Act") and, to a much lesser extent, USAB merger expenses. Excluding these charges and other non-core items, our adjusted net income was $61.5 million, or $0.18 per diluted common share, for the first quarter of 2018, and $45.8 million, or $0.16 per diluted common share, for the fourth quarter of 2017. See further details below, including the "Consolidated Financial Highlights" tables.
Key financial highlights for the first quarter:

•
Acquisition of USAmeriBancorp, Inc.: On January 1, 2018 Valley completed its acquisition of USAB and its wholly-owned subsidiary, USAmeriBank, headquartered in Clearwater, Florida. USAB had approximately $5.1 billion in assets, $3.7 billion in loans and $3.6 billion in deposits, after purchase accounting adjustments, and a branch network of 29 offices. The acquisition represents a significant addition to Valley’s Florida franchise, specifically in the Tampa Bay market. The acquisition also brought Valley to the Birmingham, Montgomery, and Tallapoosa areas in Alabama, where Valley now operates 15 branch office locations. The common shareholders of USAB received 6.1 shares of Valley common stock for each USAB share they owned. The total consideration for the acquisition was approximately $737 million, and the transaction resulted in $388 million of goodwill and $46 million of core deposit intangible assets subject to amortization. Full systems integration is expected to be completed in the second quarter of 2018.

•
Loan Portfolio: Loans increased $4.2 billion to approximately $22.6 billion at March 31, 2018 from December 31, 2017 largely due to $3.7 billion in acquired loans from USAB. The remaining increase was largely due to strong quarter over quarter organic growth in total commercial real estate loans, commercial and industrial loans and residential mortgage loans. Additionally, we sold $234.2 million of residential mortgage loans resulting in pre-tax gains of $6.8 million during the first quarter of 2018. See additional information under the "Loans, Deposits and Other Borrowings" section below.

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

•
Credit Quality: Net loan recoveries totaled $1.3 million for the first quarter of 2018, and represented our third consecutive quarter of net recoveries. Non-accrual loans represented 0.27 percent of total loans at March 31, 2018 compared to 0.26 percent at December 31, 2017.

•
Net Interest Income: Net interest income on a tax equivalent basis of $209.1 million for the first quarter of 2018 increased $45.1 million and $37.7 million as compared to the first quarter of 2017 and fourth quarter of 2017, respectively, largely due to acquired and organic loan growth.

•
Provision for Credit Losses: During the first quarter of 2018, we recorded a $10.9 million provision for credit losses as compared to $2.5 million and $2.2 million for the first quarter of 2017 and fourth quarter of 2017, respectively. The increased provision was mainly due to higher specific reserves allocated to impaired taxi medallion loans at March 31, 2018, as well as the organic loan growth during the first quarter of 2018.

•
Net Interest Margin: Our net interest margin on a tax equivalent basis of 3.13 percent for the first quarter of 2018 remained unchanged as compared to both the first quarter of 2017 and fourth quarter of 2017. See the "Net Interest Income and Margin" section below for more details.

•
Efficiency Ratio: Our efficiency ratio was 72.44 percent for the first quarter of 2018 as compared to 68.30 percent and 64.48 percent for the fourth quarter of 2017 and first quarter of 2017, respectively. Excluding litigation reserve expense, merger expense and amortization of tax credit investments included in non-interest expense, our adjusted efficiency ratio was 60.29 percent for the first quarter of 2018 as compared to 57.44 percent and 61.64 percent for the fourth quarter of 2017 and first quarter of 2017, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding this non-GAAP measure.

•
Income Tax Expense: The effective tax rate was 23.9 percent for the first quarter of 2018 reflecting the reduction of the federal corporate income tax rate from 35 percent to 21 percent by the Tax Act. Income tax expense totaled $13.2 million for the first quarter of 2018 and included a $2 million charge related to effect of the USAB acquisition on our state deferred tax assets.

Ira Robbins, CEO and President commented, “Our first quarter of 2018 reflected improved operating performance highlighting Valley's tremendous potential.  The organic loan and deposit growth we originated illustrates just some of the prospects that remain in front of us.  Despite several unusual items during the quarter, our core earnings are headed in the right direction.  I look forward to focusing on enhancing the operating leverage and demonstrating the true earnings power of this growing franchise. We continue to transform Valley into a preeminent financial institution that delivers strong financial performance while establishing relevancy in both the near and long term. Additionally, I would like to thank all of our employees that are working tirelessly to ensure the success of our upcoming systems integration of USAmeriBank."
Net Interest Income and Margin
Net interest income consists of interest income and dividends earned on interest earning assets less interest expense on interest bearing liabilities and represents the main source of income for Valley. During the first quarter of 2018, Valley elected to reclassify fee income related to derivative interest rate swaps executed with commercial loan customers totaling $3.3 million from interest and fees on loans to other non-interest income within the presentation of our consolidated statements of income and net interest

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

margin (included in the "Consolidated Financial Highlights" tables below). The applicable prior period amounts have also been reclassified to conform to this current presentation. See further discussion of the swap fees in the "Non-Interest Income" section below.

Net interest income on a tax equivalent basis totaling $209.1 million for the first quarter of 2018 increased $45.1 million and $37.7 million as compared to the first quarter of 2017 and fourth quarter of 2017, respectively, largely due to the USAB acquisition. Interest income on a tax equivalent basis increased $49.1 million to $269.0 million for the first quarter of 2018 as compared to the fourth quarter of 2017 mainly due to a $4.1 billion increase in average loans, partially offset by a lower yield on average investment securities. The decrease in yield on average investments for the first quarter of 2018 as compared to the linked fourth quarter was due, in part, to a lower tax equivalent yield on non-taxable securities caused by the Tax Act. Interest expense of $59.9 million for the first quarter of 2018 increased $11.4 million as compared to the fourth quarter of 2017 largely driven by the interest bearing liabilities assumed from USAB and organic growth from our current deposit gathering initiatives.

Our net interest margin on a tax equivalent basis of 3.13 percent for the first quarter of 2018 remained unchanged as compared to both the first quarter of 2017 and fourth quarter of 2017. The yield on average interest earning assets increased by 1 basis points on a linked quarter basis mostly due to an increase in the yield on average loans, partially offset by a decline in yield on average investment securities and two less days during the first quarter of 2018. The yield on average loans increased by 4 basis points to 4.26 percent for the first quarter of 2018 as compared to the fourth quarter of 2017 due to the high volume of new loan originations, but was partially offset by somewhat elevated repayments of high yielding loans over the last six month period, as well as moderately lower accretion on the pre-existing purchased credit-impaired ("PCI") loan portfolio (i.e., exclusive of recently acquired USAB loans). The yield on average taxable and non-taxable investment securities in the first quarter of 2018 decreased by 14 basis points and 37 basis points, respectively, as compared to the fourth quarter of 2017. The overall cost of average interest bearing liabilities was 1.22 percent for the first quarter of 2018 and remained unchanged as compared to the linked fourth quarter of 2017. Our cost of total deposits was 0.68 percent for the first quarter of 2018 as compared to 0.65 percent for the fourth quarter of 2017 due to a slight shift in average non-interest bearing deposits within the mix of total average deposits.
Non-Interest Income
Non-interest income increased $2.1 million, or 6.9 percent, to $32.3 million for the first quarter of 2018 from $30.2 million for the fourth quarter of 2017 mostly due to higher service charges on deposit accounts driven by the acquisition of USAB on January 1, 2018. Other non-interest income included fee income related to derivative interest rate swaps executed with commercial loan customers totaling $3.3 million and $2.6 million for first quarter of 2018 and fourth quarter of 2017, respectively.
Non-Interest Expense
Non-interest expense increased $37.4 million, or 27.5 percent, to $173.8 million for the first quarter of 2018 from the fourth quarter of 2017 mainly due to increases of $28.7 million and $11.3 million in salary and employee benefits and professional and legal fees, respectively. The increase in salary and employee benefits was due, in part, to the additional staffing costs and $9.6 million of change in control, severance and retention expenses related to the USAB acquisition, mostly normal increases in payroll and stock-

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

based compensation expense, and, to a lesser extent, expansion of our home mortgage consultant team as compared to the fourth quarter. Professional and legal fees included a $10.5 million charge related to an increase in our litigation reserves during the first quarter of 2018. Total USAB merger related expenses were $13.4 million (including the $9.6 million of aforementioned salary and employee benefit expenses) and $1.4 million for the first quarter of 2018 and fourth quarter of 2017, respectively. Amortization of tax credit investments decreased $15.0 million to $5.3 million for the first quarter of 2018 as compared to fourth quarter of 2017 largely due to the timing of tax credits and a fourth quarter impairment charge of $4.3 million related to the Tax Act.
Income Tax Expense
Income tax expense totaled $13.2 million for the first quarter of 2018 as compared to $35.0 million and $18.1 million for the fourth quarter of 2017 and first quarter of 2017, respectively. Our effective tax rate was 23.9 percent, 57.3 percent and 28.2 percent for the first quarter of 2018, fourth quarter of 2017, and first quarter of 2017, respectively. The higher income tax expense and effective tax rate for the fourth quarter of 2017 reflect a $15.4 million charge resulting from the re-measurement of Valley's estimated net deferred tax assets as of December 31, 2017 under the provisions of the Tax Act. For the remainder of 2018, we currently estimate that our effective tax rate will range from 20 percent to 22 percent primarily reflecting the impacts of the Tax Act, tax-exempt income, tax-advantaged investments and general business credits.
Loans, Deposits and Other Borrowings
Loans. Loans increased $4.2 billion to approximately $22.6 billion at March 31, 2018 from December 31, 2017 largely due to $3.7 billion in acquired PCI loans from USAB on January 1, 2018. The remaining increase was mainly due to strong quarter over quarter organic growth in total commercial real estate loans, commercial and industrial loans and residential mortgage loans. During the first quarter of 2018, Valley also originated $228 million of residential mortgage loans for sale rather than held for investment. Residential mortgage loans held for sale totaled $8.4 million and $15.1 million at March 31, 2018 and December 31, 2017, respectively.
Total commercial and industrial loans increased $890.2 million from December 31, 2017 to approximately $3.6 billion at March 31, 2018 mostly due to $721.6 million in PCI loans acquired from USAB and strong organic growth largely within the newly expanded Florida markets.
Commercial real estate loans (excluding construction loans) increased $2.2 billion from December 31, 2017 to $11.7 billion at March 31, 2018 mostly due to $2.0 billion in PCI loans acquired from USAB. The non-PCI loans increased $242.9 million, or 11.3 percent on an annualized basis, due to solid organic loan volumes in our primary markets, including approximately $129 million of loans from the new Florida markets. Construction loans increased $521.4 million to $1.4 billion at March 31, 2018 from December 31, 2017 largely due to $384.5 million of PCI loans acquired from USAB. The remaining net increase was mainly driven by organic growth in the new Florida markets, as well as advances on existing construction projects.
Total residential mortgage loans increased $462.5 million to approximately $3.3 billion at March 31, 2018 from December 31, 2017 mostly due to $365.9 million in PCI loans acquired from USAB and new and refinanced loan originations held for investment. Our growing team of home mortgage consultants continued to produce strong origination volumes during the first quarter. New and refinanced residential

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

mortgage loan originations totaled approximately $372 million for the first quarter of 2018 as compared to $291 million and $164 million for the fourth quarter of 2017 and first quarter of 2017, respectively.
Home equity loans totaling $549.3 million at March 31, 2018 increased by $103.0 million as compared to December 31, 2017 due to $109.8 million of PCI loans acquired from USAB. Exclusive of the acquired loans, new home equity loan volumes and customer usage of existing home equity lines of credit continues to be weak. We believe this trend may continue in 2018 due to many factors, including the recent Tax Act changes that limit the deductibility of mortgage interest expense for homeowners.
Automobile loans increased by $13.8 million, or 4.6 percent on an annualized basis, to $1.2 billion at March 31, 2018 as compared to December 31, 2017. However, the overall new auto loan origination volumes decreased approximately 12.9 percent during the first quarter of 2018 as compared to the fourth quarter of 2017 mainly due to the impact of inclement weather on auto sales in the Northeast region. Our Florida dealership network contributed over $35 million in auto loan originations, representing approximately 24 percent of Valley's total new auto loan production during the first quarter of 2018 and was relatively consistent with the linked fourth quarter of 2017.
Other consumer loans increased $20.8 million to $748.8 million at March 31, 2018 as compared to $728.1 million at December 31, 2017 partly due to $10.6 million of PCI loans acquired from USAB and continued growth and customer usage of collateralized personal lines of credit.
Deposits. Total deposits increased $3.8 billion to approximately $22.0 billion at March 31, 2018 from December 31, 2017 largely due to $3.6 billion in deposits assumed in the USAB acquisition. The remaining increase is largely due to the continued success of our time deposit and other interest bearing deposit initiatives commencing in 2017. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 28 percent, 50 percent and 22 percent of total deposits as of March 31, 2018, respectively.
Other Borrowings. Short-term borrowings increased $869.8 million to approximately $1.6 billion at March 31, 2018 as compared to December 31, 2017 largely due to $650.0 of borrowings assumed in the USAB acquisition, consisting of FHLB borrowings and securities sold under agreements to repurchase. The remaining increase was mostly due to new FHLB advances used for normal loan funding activity and liquidity purposes during the first quarter of 2018. Long-term borrowings increased $37.7 million to $2.4 billion at March 31, 2018 as compared to December 31, 2017 mostly due to subordinated notes assumed in the USAB acquisition.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. Our PCI loan portfolio totaled $4.9 billion, or 21.8 percent, of our total loan portfolio at March 31, 2018 and included all of the loans acquired from USAB on January 1, 2018.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $17.5 million to $75.0 million at March 31, 2018 as compared to December 31, 2017 mainly due to increases in non-accrual loans and OREO during the first quarter of

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

2018. OREO totaled $13.8 million at March 31, 2018 and included $4.1 million of acquired OREO from USAB.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $47.3 million to $33.2 million, or 0.15 percent of total loans, at March 31, 2018 as compared to $80.5 million, or 0.44 percent of total loans, at December 31, 2017. The lower level of accruing past due loans was primarily caused by decreases of $27.6 million and $21.0 million in the loans 30 to 59 days past due and 60 to 89 days past due loan categories at March 31, 2018, respectively, as compared to December 31, 2017. These decreases were largely caused by the renewal of matured performing loans and the improved performance of several loan relationships previously reported within the commercial real estate and construction loan delinquency categories at December 31, 2017.
During the first quarter of 2018, we continued to closely monitor our NYC and Chicago taxi medallion loans within the commercial and industrial loan portfolio. While the vast majority of the taxi medallion loans are currently performing, negative trends in the market valuations of the underlying taxi medallion collateral could impact the future performance and internal classification of this portfolio. At March 31, 2018, the NYC and Chicago taxi medallion loans totaling $126.8 million and $9.3 million, respectively, were largely classified as substandard and special mention loans. The criticized loan classifications are primarily due to the elevated general risk associated with the current medallion market. At March 31, 2018, the medallion portfolio included impaired loans totaling $65.0 million with related reserves of $19.9 million within the allowance for loan losses as compared to impaired loans totaling $63.9 million with related reserves of $9.1 million at December 31, 2017. At March 31, 2018, the impaired medallion loans largely consisted of performing troubled debt restructured (TDR) loans classified as substandard loans, as well as $13.9 million of non-accrual taxi cab medallion loans classified as doubtful loans.
Valley's historical taxi medallion lending criteria had been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral in certain instances. However, the severe decline in the market valuation of taxi medallions has adversely affected the estimated fair valuation of these loans and, as a result, increased the level of our allowance for loan losses at March 31, 2018 (see further discussion below). Potential further declines in the market valuation of taxi medallions could also negatively impact the future performance of this portfolio.

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at March 31, 2018, December 31, 2017, and March 31, 2017:

	March 31, 2018		December 31, 2017		March 31, 2017
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$70,388	1.94%	$60,828	2.22%	$53,541	2.03%
Commercial real estate loans:
Commercial real estate	36,109	0.31%	36,293	0.38%	38,146	0.42%
Construction	20,570	1.50%	18,661	2.19%	18,156	2.17%
Total commercial real estate loans	56,679	0.43%	54,954	0.53%	56,302	0.57%
Residential mortgage loans	4,100	0.12%	3,605	0.13%	3,592	0.13%
Consumer loans:
Home equity	547	0.10%	579	0.13%	433	0.09%
Auto and other consumer	4,990	0.25%	4,486	0.23%	3,828	0.22%
Total consumer loans	5,537	0.22%	5,065	0.21%	4,261	0.19%
Total allowance for credit losses	$136,704	0.61%	$124,452	0.68%	$117,696	0.67%
Allowance for credit losses as a %
of non-PCI loans		0.78%		0.73%		0.75%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $22.6 billion at March 31, 2018, had net recoveries of loan charge-offs totaling $1.3 million and $772 thousand for the first quarter of 2018 and the fourth quarter of 2017, respectively, as compared to net loan charge-offs of $1.4 million for the first quarter of 2017. The net loan recoveries during the first quarter of 2018 was mainly due to one commercial and industrial loan charge-off recovery totaling $1.6 million and the continued low level of loan charge-offs. During the first quarter of 2018, we recorded a $10.9 million provision for credit losses as compared to $2.2 million and $2.5 million for the fourth quarter of 2017 and the first quarter of 2017, respectively. The quarter over quarter increase in the provision was mainly due to higher specific reserves allocated to impaired taxi medallion loans at March 31, 2018, as well as non-PCI loan growth during the first quarter of 2018.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.61 percent, 0.68 percent and 0.67 percent at March 31, 2018, December 31, 2017 and March 31, 2017, respectively. At March 31, 2018, our allowance allocations for losses as a percentage of total loans decreased across most loan categories as compared to December 31, 2017 mainly due to higher loan balances resulting from the USAB acquisition on January 1, 2018 and the prolonged low level of net loan charge-offs in the portfolio.

Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $4.9 billion) was 0.78 percent, 0.73 percent and 0.75 percent March 31,

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

2018, December 31, 2017 and March 31, 2017, respectively. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at March 31, 2018, December 31, 2017 and March 31, 2017.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.94 percent, 9.78 percent, 7.75 percent and 8.82 percent, respectively, at March 31, 2018.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the first quarter 2018 earnings. Those wishing to participate in the call may dial toll-free (800) 230-1085. Investor presentation materials will be made available prior to the conference call at www.valleynationalbank.com.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with $29.5 billion in assets, reflecting the recent acquisition of USAB. Its principal subsidiary, Valley National Bank, currently operates over 230 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, Florida and Alabama. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the risk that the businesses of Valley and USAB may not be combined successfully, or such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected;

Valley National Bancorp (NYSE: VLY)
2018 First Quarter Earnings
April 26, 2018

•
the diversion of management's time on issues relating to merger integration; the inability to realize expected cost savings and synergies from the merger of USAB with Valley in the amounts or in the timeframe anticipated;

•	the inability to retain USAB’s customers and employees;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT";

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Act and other changes in tax laws, regulations and case law;

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
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-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2018	2017	2017
FINANCIAL DATA:
Net interest income	$207,598	$169,414	$161,868
Net interest income - FTE (1)	209,120	171,394	164,041
Non-interest income	32,251	30,159	25,720
Non-interest expense	173,752	136,317	120,952
Income tax expense	13,184	34,958	18,071
Net income	41,965	26,098	46,095
Dividends on preferred stock	3,172	3,172	1,797
Net income available to common shareholders	$38,793	$22,926	$44,298
Weighted average number of common shares outstanding:
Basic	330,727,416	264,332,895	263,797,024
Diluted	332,465,527	265,288,067	264,546,266
Per common share data:
Basic earnings	$0.12	$0.09	$0.17
Diluted earnings	0.12	0.09	0.17
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	13.38	12.17	12.76
Closing stock price - low	11.19	11.00	11.28
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$58,334	$42,591	$44,311
Basic earnings per share, as adjusted	0.18	0.16	0.17
Diluted earnings per share, as adjusted	0.18	0.16	0.17
FINANCIAL RATIOS:
Net interest margin	3.10%	3.09%	3.09%
Net interest margin - FTE (1)	3.13	3.13	3.13
Annualized return on average assets	0.57	0.44	0.80
Annualized return on avg. shareholders' equity	5.10	4.07	7.69
Annualized return on avg. tangible shareholders' equity (2)	7.90	5.71	11.09
Efficiency ratio (3)	72.44	68.30	64.48
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.84%	0.77%	0.80%
Annualized return on average shareholders' equity, as adjusted	7.48	7.14	7.69
Annualized return on average tangible shareholders' equity, as adjusted	11.57	10.00	11.09
Efficiency ratio, as adjusted	60.29	57.44	61.64
AVERAGE BALANCE SHEET ITEMS:
Assets	$29,291,703	$23,907,011	$22,996,286
Interest earning assets	26,750,806	21,932,517	20,949,464
Loans	22,302,991	18,242,690	17,313,100
Interest bearing liabilities	19,690,165	15,919,382	15,285,171
Deposits	21,882,034	17,812,343	17,366,768
Shareholders' equity	3,289,815	2,562,326	2,399,159

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2018	2017	2017	2017	2017
Assets	$29,464,357	$24,002,306	$23,780,661	$23,449,350	$23,220,456
Total loans	22,552,767	18,331,580	18,201,462	17,710,760	17,449,498
Non-PCI loans	17,636,934	16,944,365	16,729,607	16,169,291	15,794,797
Deposits	21,959,846	18,153,462	17,312,766	17,250,018	17,331,141
Shareholders' equity	3,245,003	2,533,165	2,537,984	2,423,901	2,398,541

LOANS:
(In thousands)
Commercial and industrial	$3,631,597	$2,741,425	$2,706,912	$2,631,312	$2,642,319
Commercial real estate:
Commercial real estate	11,706,228	9,496,777	9,351,068	9,230,514	9,016,418
Construction	1,372,508	851,105	903,640	881,073	835,854
Total commercial real estate	13,078,736	10,347,882	10,254,708	10,111,587	9,852,272
Residential mortgage	3,321,560	2,859,035	2,941,435	2,724,777	2,745,447
Consumer:
Home equity	549,329	446,280	448,842	450,510	458,891
Automobile	1,222,721	1,208,902	1,171,685	1,150,343	1,150,053
Other consumer	748,824	728,056	677,880	642,231	600,516
Total consumer loans	2,520,874	2,383,238	2,298,407	2,243,084	2,209,460
Total loans	$22,552,767	$18,331,580	$18,201,462	$17,710,760	$17,449,498

CAPITAL RATIOS:
Book value per common share	$9.16	$8.79	$8.81	$8.76	$8.67
Tangible book value per common share (2)	5.65	6.01	6.04	5.98	5.88
Tangible common equity to tangible assets (2)	6.61%	6.83%	6.92%	6.95%	6.90%
Tier 1 leverage capital	7.75	8.03	8.13	7.69	7.70
Common equity tier 1 capital	8.82	9.22	9.22	9.18	9.12
Tier 1 risk-based capital	9.78	10.41	10.42	9.81	9.76
Total risk-based capital	11.94	12.61	12.61	11.99	11.96

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2018	2017	2017
Beginning balance - Allowance for credit losses	$124,452	$121,480	$116,604
Loans charged-off:
Commercial and industrial	(131)	(532)	(1,714)
Commercial real estate	(310)	(6)	(414)
Construction	—	—	—
Residential mortgage	(68)	(42)	(130)
Total Consumer	(1,211)	(1,097)	(1,121)
Total loans charged-off	(1,720)	(1,677)	(3,379)
Charged-off loans recovered:
Commercial and industrial	2,107	1,256	848
Commercial real estate	369	22	142
Construction	—	579	—
Residential mortgage	80	113	448
Total Consumer	468	479	563
Total loans recovered	3,024	2,449	2,001
Net recoveries (charge-offs)	1,304	772	(1,378)
Provision for credit losses	10,948	2,200	2,470
Ending balance - Allowance for credit losses	$136,704	$124,452	$117,696
Components of allowance for credit losses:
Allowance for loan losses	$132,862	$120,856	$115,443
Allowance for unfunded letters of credit	3,842	3,596	2,253
Allowance for credit losses	$136,704	$124,452	$117,696
Components of provision for credit losses:
Provision for loan losses	$10,702	$1,118	$2,402
Provision for unfunded letters of credit	246	1,082	68
Provision for credit losses	$10,948	$2,200	$2,470
Annualized ratio of total net (recoveries) charge-offs to average loans	(0.02)%	(0.02)%	0.03%
Allowance for credit losses as a % of non-PCI loans	0.78%	0.73%	0.75%
Allowance for credit losses as a % of total loans	0.61%	0.68%	0.67%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	March 31,	December 31,	September 30,	June, 30	March 31,
($ in thousands)	2018	2017	2017	2017	2017
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$5,405	$3,650	$1,186	$2,391	$29,734
Commercial real estate	3,699	11,223	4,755	6,983	11,637
Construction	532	12,949	—	—	7,760
Residential mortgage	6,460	12,669	7,942	4,677	7,533
Total Consumer	5,244	8,409	5,205	4,393	3,740
Total 30 to 59 days past due	21,340	48,900	19,088	18,444	60,404
60 to 89 days past due:
Commercial and industrial	804	544	3,043	2,686	341
Commercial real estate	—	—	626	8,233	359
Construction	1,099	18,845	2,518	854	—
Residential mortgage	4,081	7,903	1,604	1,721	4,177
Total Consumer	1,489	1,199	1,019	1,007	787
Total 60 to 89 days past due	7,473	28,491	8,810	14,501	5,664
90 or more days past due:
Commercial and industrial	653	—	125	—	405
Commercial real estate	27	27	389	2,315	—
Construction	—	—	—	2,879	—
Residential mortgage	3,361	2,779	1,433	3,353	1,355
Total Consumer	372	284	301	275	314
Total 90 or more days past due	4,413	3,090	2,248	8,822	2,074
Total accruing past due loans	$33,226	$80,481	$30,146	$41,767	$68,142
Non-accrual loans:
Commercial and industrial	$25,112	$20,890	$11,983	$11,072	$8,676
Commercial real estate	8,679	11,328	13,870	15,514	15,106
Construction	732	732	1,116	1,334	1,461
Residential mortgage	22,694	12,405	12,974	12,825	11,650
Total Consumer	3,104	1,870	1,844	1,409	1,395
Total non-accrual loans	60,321	47,225	41,787	42,154	38,288
Other real estate owned (OREO)	13,773	9,795	10,770	10,182	10,737
Other repossessed assets	858	441	480	342	475
Non-accrual debt securities (5)	—	—	2,115	1,878	2,007
Total non-performing assets	$74,952	$57,461	$55,152	$54,556	$51,507
Performing troubled debt restructured loans	$116,414	$117,176	$113,677	$109,802	$80,360
Total non-accrual loans as a % of loans	0.27%	0.26%	0.23%	0.24%	0.22%
Total accruing past due and non-accrual loans as a % of loans	0.41%	0.70%	0.40%	0.47%	0.61%
Allowance for losses on loans as a % of non-accrual loans	220.26%	255.92%	284.70%	276.24%	301.51%
Non-performing purchased credit-impaired loans (6)	$62,857	$38,088	$25,413	$33,715	$25,857

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 and 35 percent federal tax rate for periods ending in 2018 and 2017, respectively. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended
	March 31,	December 31,		March 31,
($ in thousands, except for share data)	2018	2017		2017
Adjusted net income available to common shareholders:
Net income, as reported	$41,965	$26,098		$46,095
Add: Losses on securities transactions (net of tax)	446	15		13
Add: Legal expenses (litigation reserve impact only, net of tax)	7,520	—		—
Add: Merger related expenses (net of tax)*	9,575	1,073		—
Add: Amortization of tax credit investments (Tax Act impact only, net of tax)	—	3,136		—
Add: Income Tax Expense (USAB charge and Tax Act impacts only)	2,000	15,441		—
Net income, as adjusted	$61,506	$45,763		$46,108
Dividends on preferred stock	3,172	3,172	1,797	1,797
Net income available to common shareholders, as adjusted	$58,334	$42,591		$44,311

* Merger related expenses are primarily within salary and employee benefits and professional and legal fees.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$58,334	$42,591		$44,311
Average number of shares outstanding	330,727,416	264,332,895		263,797,024
Basic earnings, as adjusted	$0.18	$0.16		$0.17
Average number of diluted shares outstanding	332,465,527	265,288,067		264,546,266
Diluted earnings, as adjusted	$0.18	$0.16		$0.17
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$61,506	$45,763		$46,108
Average shareholders' equity	3,289,815	2,562,326		2,399,159
Less: Average goodwill and other intangible assets	(1,164,230)	(732,604)		(736,178)
Average tangible shareholders' equity	$2,125,585	$1,829,722		$1,662,981
Annualized return on average tangible shareholders' equity	11.57%	10.00%		11.09%
Adjusted annualized return on average assets:
Net income, as adjusted	$61,506	$45,763		$46,108
Average assets	$29,291,703	$23,907,011		$22,996,286
Annualized return on average assets, as adjusted	0.84%	0.77%		0.80%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$61,506	$45,763		$46,108
Average shareholders' equity	$3,289,815	$2,562,326		$2,399,159
Annualized return on average shareholders' equity, as adjusted	7.48%	7.14%		7.69%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2018	2017	2017
Annualized return on average tangible shareholders' equity:
Net income, as reported	$41,965	$26,098	$46,095
Average shareholders' equity	3,289,815	2,562,326	2,399,159
Less: Average goodwill and other intangible assets	(1,164,230)	(732,604)	(736,178)
Average tangible shareholders' equity	$2,125,585	$1,829,722	$1,662,981
Annualized return on average tangible shareholders' equity, as adjusted	7.90%	5.71%	11.09%
Adjusted efficiency ratio:
Non-interest expense	$173,752	$136,317	$120,952
Less: Legal expenses (litigation reserve impact only, pre-tax)	10,500	—	—
Less: Merger-related expenses (pre-tax)	13,369	1,378	—
Less: Amortization of tax credit investments (pre-tax)	5,274	20,302	5,324
Non-interest expense, as adjusted	$144,609	$114,637	$115,628
Net interest income	207,598	169,414	161,868
Non-interest income	32,251	30,159	25,720
Gross operating income	$239,849	$199,573	$187,588
Efficiency ratio, as adjusted	60.29%	57.44%	61.64%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2018	2017	2017	2017	2017
Tangible book value per common share:
Common shares outstanding	331,189,859	264,468,851	264,197,172	263,971,766	263,842,268
Shareholders' equity	$3,245,003	$2,533,165	$2,537,984	$2,423,901	$2,398,541
Less: Preferred stock	(209,691)	(209,691)	(209,691)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(1,165,379)	(733,144)	(733,498)	(734,337)	(735,595)
Tangible common shareholders' equity	$1,869,933	$1,590,330	$1,594,795	$1,577,974	$1,551,356
Tangible book value per common share	$5.65	$6.01	$6.04	$5.98	$5.88
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,869,933	$1,590,330	$1,594,795	$1,577,974	$1,551,356
Total assets	29,464,357	24,002,306	23,780,661	23,449,350	23,220,456
Less: Goodwill and other intangible assets	(1,165,379)	(733,144)	(733,498)	(734,337)	(735,595)
Tangible assets	$28,298,978	$23,269,162	$23,047,163	$22,715,013	$22,484,861
Tangible common equity to tangible assets	6.61%	6.83%	6.92%	6.95%	6.90%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $637 thousand, $875 thousand and $745 thousand at September 30, 2017, June 30, 2017 and March 31, 2017, respectively) after recognition of all credit impairments. There were no non-accrual debt securities at March 31, 2018 and December 31, 2017.

(6)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Cash and due from banks	$222,311	$243,310
Interest bearing deposits with banks	274,349	172,800
Investment securities:
Held to maturity (fair value of $2,014,954 at March 31, 2018 and $1,837,620 at December 31, 2017)	2,048,583	1,842,691
Available for sale	1,843,514	1,493,905
Total investment securities	3,892,097	3,336,596
Loans held for sale, at fair value	8,449	15,119
Loans	22,552,767	18,331,580
Less: Allowance for loan losses	(132,862)	(120,856)
Net loans	22,419,905	18,210,724
Premises and equipment, net	346,700	287,705
Bank owned life insurance	436,334	386,079
Accrued interest receivable	86,804	73,990
Goodwill	1,078,892	690,637
Other intangible assets, net	86,487	42,507
Other assets	612,029	542,839
Total Assets	$29,464,357	$24,002,306
Liabilities
Deposits:
Non-interest bearing	$6,124,256	$5,224,928
Interest bearing:
Savings, NOW and money market	11,077,789	9,365,013
Time	4,757,801	3,563,521
Total deposits	21,959,846	18,153,462
Short-term borrowings	1,618,416	748,628
Long-term borrowings	2,353,548	2,315,819
Junior subordinated debentures issued to capital trusts	55,109	41,774
Accrued expenses and other liabilities	232,435	209,458
Total Liabilities	26,219,354	21,469,141
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at March 31, 2018 and December 31, 2017)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2018 and December 31, 2017)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 331,202,537 shares at March 31, 2018 and 264,498,643 shares at December 31, 2017)	115,824	92,727
Surplus	2,784,194	2,060,356
Retained earnings	199,555	216,733
Accumulated other comprehensive loss	(64,103)	(46,005)
Treasury stock, at cost (12,678 common shares at March 31, 2018 and 29,792 common shares at December 31, 2017)	(158)	(337)
Total Shareholders’ Equity	3,245,003	2,533,165
Total Liabilities and Shareholders’ Equity	$29,464,357	$24,002,306

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Interest Income
Interest and fees on loans	$237,586	$192,537	$174,353
Interest and dividends on investment securities:
Taxable	21,323	18,237	17,589
Tax-exempt	5,721	3,673	4,031
Dividends	1,939	2,867	2,151
Interest on federal funds sold and other short-term investments	926	637	331
Total interest income	267,495	217,951	198,455
Interest Expense
Interest on deposits:
Savings, NOW and money market	22,317	16,762	10,183
Time	14,616	11,975	9,553
Interest on short-term borrowings	5,732	3,456	3,901
Interest on long-term borrowings and junior subordinated debentures	17,232	16,344	12,950
Total interest expense	59,897	48,537	36,587
Net Interest Income	207,598	169,414	161,868
Provision for credit losses	10,948	2,200	2,470
Net Interest Income After Provision for Credit Losses	196,650	167,214	159,398
Non-Interest Income
Trust and investment services	3,230	2,932	2,744
Insurance commissions	3,821	4,218	5,061
Service charges on deposit accounts	7,253	5,393	5,236
Losses on securities transactions, net	(765)	(25)	(23)
Fees from loan servicing	2,223	1,843	1,815
Gains on sales of loans, net	6,753	6,375	4,128
Bank owned life insurance	1,763	1,633	2,463
Other	7,973	7,790	4,296
Total non-interest income	32,251	30,159	25,720
Non-Interest Expense
Salary and employee benefits expense	93,292	64,560	65,927
Net occupancy and equipment expense	27,924	23,843	23,035
FDIC insurance assessment	5,498	5,163	5,127
Amortization of other intangible assets	4,293	2,420	2,536
Professional and legal fees	17,047	5,727	4,695
Amortization of tax credit investments	5,274	20,302	5,324
Telecommunication expense	3,594	2,091	2,659
Other	16,830	12,211	11,649
Total non-interest expense	173,752	136,317	120,952
Income Before Income Taxes	55,149	61,056	64,166
Income tax expense	13,184	34,958	18,071
Net Income	41,965	26,098	46,095
Dividends on preferred stock	3,172	3,172	1,797
Net Income Available to Common Shareholders	$38,793	$22,926	$44,298
Earnings Per Common Share:
Basic	$0.12	$0.09	$0.17
Diluted	0.12	0.09	0.17
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	330,727,416	264,332,895	263,797,024
Diluted	332,465,527	265,288,067	264,546,266

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$22,302,991	$237,587	4.26%	$18,242,690	$192,539	4.22%	$17,313,100	$174,356	4.03%
Taxable investments (3)	3,401,743	23,262	2.74%	2,931,144	21,104	2.88%	2,836,300	19,740	2.78%
Tax-exempt investments (1)(3)	741,001	7,242	3.91%	528,681	5,651	4.28%	612,946	6,201	4.05%
Federal funds sold and other interest bearing deposits	305,071	926	1.21%	230,002	637	1.11%	187,118	331	0.71%
Total interest earning assets	26,750,806	269,017	4.02%	21,932,517	219,931	4.01%	20,949,464	200,628	3.83%
Other assets	2,540,897			1,974,494			2,046,822
Total assets	$29,291,703			$23,907,011			$22,996,286
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$11,175,982	$22,317	0.80%	$9,085,986	$16,762	0.74%	$9,049,446	$10,183	0.45%
Time deposits	4,594,368	14,616	1.27%	3,478,046	11,975	1.38%	3,178,452	9,553	1.20%
Short-term borrowings	1,487,272	5,732	1.54%	1,011,130	3,456	1.37%	1,563,000	3,901	1.00%
Long-term borrowings (4)	2,432,543	17,232	2.83%	2,344,220	16,344	2.79%	1,494,273	12,950	3.47%
Total interest bearing liabilities	19,690,165	59,897	1.22%	15,919,382	48,537	1.22%	15,285,171	36,587	0.96%
Non-interest bearing deposits	6,111,684			5,248,311			5,138,870
Other liabilities	200,039			176,992			173,086
Shareholders' equity	3,289,815			2,562,326			2,399,159
Total liabilities and shareholders' equity	$29,291,703			$23,907,011			$22,996,286

Net interest income/interest rate spread (5)		$209,120	2.80%		$171,394	2.79%		$164,041	2.87%
Tax equivalent adjustment		(1,522)			(1,980)			(2,173)
Net interest income, as reported		$207,598			$169,414			$161,868
Net interest margin (6)			3.10%			3.09%			3.09%
Tax equivalent effect			0.03%			0.04%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.13%			3.13%			3.13%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent and 35 percent federal tax rate for 2018 and 2017, respectively.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.